UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2007

ECC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32430	84-1642470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1733 Alton Parkway, Irvine, California	92606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 955-8733

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 12, 2007, ECC Capital Corporation (the "Company") announced that it received notice from NYSE Regulation, Inc. (the "NYSE") that the NYSE intends to suspend, and take action to delist, the Company's common stock from trading prior to market opening on Thursday, March 15, 2007 as a result of the Company's failure to satisfy the NYSE's continued listing standards. The NYSE also notified the Company that it intends to apply to the Securities and Exchange Commission to delist the Company's common stock pending completion of applicable procedures, including any appeal by the Company of the NYSE's decision.

As previously disclosed, the Company received notification from the NYSE on March 1, 2007 that the Company had fallen below the NYSE's continued listing standard relating to minimum share price because the Company’s average closing share price fell below $1.00 during a consecutive 30-day trading period. In addition to the minimum share price standard, the NYSE’s staff considered the recent abnormally low trading levels of the Company’s common stock in coming to its decision. The Company has been in communication with the NYSE regarding the Company’s noncompliance with continued listing standards but was unsuccessful in its efforts to avoid suspension and delisting.

The Company is considering whether or not to appeal the decision and expects its common stock to be quoted on the OTC Bulletin Board following suspension.

A copy of the press release issued by the Company announcing the March 12, 2007 notification is included as an exhibit to and incorporated by reference in this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of the Company dated March 13, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC CAPITAL CORPORATION

March 13, 2007	By:	/s/ Roque A. Santi
Roque A. Santi President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of the Company dated March 13, 2007